UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2008

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 Mission Street, Suite 2900 San Francisco, California	94105

(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 24, 2008, our operating partnership completed the sale to affiliates of Prudential Investment Management, Inc., which we refer to below as Prudential, of $25.0 million aggregate principal amount of our operating partnership’s 7% senior unsecured term notes due 2011, which we refer to below as the initial notes. Concurrently with the sale of the initial notes, Prudential provided our operating partnership with an uncommitted multi-currency private shelf facility for the possible issuance and sale from time to time over the next three years of up to an additional $175.0 million of senior unsecured fixed-rate term notes, which we refer to below as the additional notes. The additional notes will be in amounts and have maturity dates (not greater than 10 years and with a weighted average maturity of not greater than 7 years) determined by the operating partnership, and will be subject to agreement with Prudential on a fixed interest rate. We intend to use the proceeds of the initial notes and any additional notes to acquire properties, to fund development and redevelopment activities and for general corporate purposes.

The initial notes and the additional notes are subject to covenants that are substantially similar to the covenants contained in our revolving credit facility, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, under the initial notes and the additional notes, except to enable us to maintain our status as a REIT for federal income tax purposes, we will not be permitted during any four consecutive fiscal quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of funds from operations, as defined, for such period, subject to certain other adjustments.

In connection with the execution of the private shelf facility with Prudential, an amendment to our revolving credit facility to permit the issuance of the initial notes and any additional notes, as well as the execution of the private shelf facility, became effective.

The foregoing descriptions of the private shelf facility with Prudential and the amendment to our revolving credit agreement are qualified in their entirety by reference to the provisions of the private shelf facility and the amendment to our revolving credit facility, which will be filed as exhibits to our next Quarterly Report on Form 10-Q.

In addition, on July 25, 2008, we increased the commitments under our revolving credit facility by $25.0 million to an aggregate commitment of $675.0 million, as permitted by the terms of the facility. As of July 25, 2008, we had borrowings of $47.7 million outstanding under our revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills
General Counsel and Assistant Secretary

Date: July 30, 2008